Exhibit 99.1

5711 South 86th Circle Omaha, NE 68127 Phone 402.596.4500 Fax 402.593.4574 www.infogroup.com
FOR IMMEDIATE RELEASE
Monday, April 26, 2010
Infogroup Contact:
Lisa Olson
Senior Vice President, Corporate Relations
Phone: (402) 593-4541
E-mail: lisa.olson@infogroup.com
Infogroup Announces Marketing Process for a Proposed Secured Term Loan
(OMAHA, NE) — Infogroup (NASDAQ: IUSA), the leading provider of data driven and interactive resources for targeted sales, marketing and research solutions today announced the commencement of a marketing process for a proposed $365 million senior secured credit facility (the “Facility”). On March 8, 2010, Infogroup announced it entered into an agreement to be acquired by affiliates of CCMP Capital Advisors, LLC. (the “Transaction”), subject to the approval of Infogroup shareholders, regulatory approvals and customary closing conditions. Infogroup plans to use proceeds of the new Facility to repay existing debt, pay a portion of the consideration due to stockholders in the Transaction, and for future working capital needs.
Completion of the Facility is subject to consummation of the Transaction, successful marketing of the Facility and the negotiations and execution of definitive documentation. No assurance can be given that the Facility will be completed, and if completed, on what terms. The Transaction is anticipated to close early this summer.
About Infogroup
Infogroup (NASDAQ: IUSA) is the leading provider of data and interactive resources that enables targeted sales, effective marketing and insightful research solutions. Our information powers innovative tools and insight for businesses to efficiently reach current and future customers through multiple channels, including the world’s most dominant and powerful Internet search engines and GPS navigation systems. Infogroup’s headquarters are located at 5711 South 86th Circle, Omaha, NE 68127. For more information, call (402) 593-4500 or visit www.infogroup.com.
About CCMP Capital
CCMP Capital Advisors, LLC, is a leading global private equity firm specializing in buyouts and growth equity investments in companies ranging from $500 million to more than $3 billion in size. CCMP Capital focuses on five primary industries: Consumer/Retail; Industrial; Energy; Healthcare; and Media. Selected investments under management include: ARAMARK Corporation, Edwards Limited, Francesca’s Collections, Generac Power Systems, Grupo Corporativo ONO, LHP Hospital Group, Quiznos Sub and Warner Chilcott. CCMP Capital’s founders have invested over $12 billion since 1984. CCMP Capital’s latest fund, CCMP Capital Investors II, L.P., closed in September 2007 with commitments of $3.4 billion.
CCMP Capital has offices in New York, Houston and London. Through active management, its global resources and its powerful value creation model, CCMP Capital has established a reputation as a world-class investment partner. For more information, please visit www.ccmpcapital.com. CCMP Capital is a registered investment adviser with the Securities and Exchange Commission.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.